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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 19, 2009

                            IVIVI TECHNOLOGIES, INC.
               (Exact Name of Registrant as Specified in Charter)


          New Jersey                   001-33088                 22-2956711
          ----------                   ---------                 ----------
(State Or Other Jurisdiction Of       (Commission              (IRS Employer
        Incorporation)                File Number)           Identification No.)


                   135 Chestnut Ridge Road, Montvale, NJ 07645
                   -------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                                 (201) 476-9600
                                 --------------
                          Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01.        OTHER EVENTS.

On August 19, 2009, Ivivi Technologies, Inc. (the "Company") received a non-binding proposal from Ajax Capital, LLC ("Ajax"), an entity owned by Steven Gluckstern, the Company's Chairman, President and Chief Executive Officer, pursuant to which Ajax has proposed to purchase substantially all of the assets of the Company and assume certain specified ordinary course liabilities of the Company for a purchase price to the Company equal to the aggregate of (i) the principal and interest outstanding, as of closing, under the Company's loan with Emigrant Capital Corp. ("Emigrant"), which was approximately $2,586,775 as of August 19, 2009 (the "Loan"), and (ii) $0.02 for each share of the Company's common stock outstanding as of August 19, 2009, or 11,241,033 shares; provided, that the aggregate purchase price specified in clauses (i) and (ii) would not be in excess of $2.9 million. The non-binding proposal indicates that the closing of any transaction would be subject to certain conditions, including, among others, the negotiation of a definitive asset purchase agreement and an extension of the August 30, 2009 maturity date under the Company's Loan with Emigrant.

The Company's Board of Directors has appointed a special committee comprised of two of the Company's independent directors, Messrs. Abramowitz and Tischler, to analyze and evaluate the proposal from Ajax and other proposals, if any, received by the Company. In addition, Foundation Ventures, LLC, the Company's investment bank, has been retained to (i) assist the special committee in analyzing and evaluating the proposal, (ii) solicit other proposals and assist the special committee in analyzing and evaluating other proposals, if any, received by the Company, (iii) assist the Company in seeking an extension of the maturity date of the Emigrant Loan and (iv) render a customary fairness opinion in connection with any transaction involving the sale of the Company or substantially all of its assets.

As previously disclosed by the Company, the loan with Emigrant matures on August 30, 2009 and the Company does not believe that it will be able to satisfy its obligations under the Loan by the maturity date. In addition, any transaction involving a sale of the company or its assets, including the proposal from Ajax, will require the approval of the Company's shareholders and will not be able to be completed prior to the maturity date. As a result, if the Company is unable to obtain an extension of the Loan with Emigrant, the Company will not be able to meet its obligations under the Loan and the Lender will have the right to foreclose on the Loan, which is secured by all of the Company's assets. In such an event, the Company would have to cease its operations or seek alternatives, including filing for bankruptcy protection. In addition, there can be no assurance that the Company will be able to complete a transaction with Ajax or any other potential acquirer or investor or that the shareholders of the Company will receive any value for their shares of common stock.

As a result of the uncertainty relating to the Company's current financial position, the Company was unable to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                IVIVI TECHNOLOGIES, INC.


                                                By: /s/ Alan V. Gallantar
                                                    ---------------------------
                                                Name:  Alan V. Gallantar
                                                Title: Chief Financial Officer


Date:    August 20, 2009




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